Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Nicole Donegan
   ndonegan@severnbank.com
   (410) 260-2045

Severn Bancorp Ranked #2 Thrift Nationally, Extending Six-Year Streak

ANNAPOLIS  (May 13, 2008) -- Severn Bancorp Inc. (Nasdaq: SVBI), parent company of Severn Savings Bank FSB, has been named the #2 thrift in the United States by SNL Financial LC, a research firm that annually ranks the nation’s 100 largest thrifts.  The ranking was based on 2007 information.   SNL Financial LC is recognized for its analysis of data in the financial services marketplace.  This position marks the sixth straight year that Severn has occupied one of the two top spots.

SNL Financial’s rankings are based on weighted scores in six categories: core return on average assets (ROAA), core return on average equity (ROAE), three-year core cash EPS growth, the efficiency ratio, the ratio of non-performing assets including loans 90 days past due to total assets, and net charge-offs as a percent of total loans.

Severn earned the #2 spot with a 1.19 percent core return on average assets (ROAA) and a 12.09 percent core return on average equity (ROAE).  Median figures for the group for these items were 0.50 and 4.07 percent respectively.  Severn also performed well in the other four areas measured: three-year cash EPS growth, 16.66; efficiency ratio 43.43 percent; non-performing assets 90 days past due/assets, 1.11 percent and net charge offs/average loans, 0.08 percent.  Severn was the only Maryland institution ranked in the top 100.

“In a difficult market, as we have recently been experiencing, it is nice to be recognized in this fashion,” said Alan Hyatt, president of Severn Savings Bank.

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RANKING, PAGE 2

News of the ranking from SNL Financial was coupled with consistent outstanding ratings for the company’s financial condition from IDC Financial Publishing.  IDC performs an annual ranking of thrifts based on a weighted average of operating ratios, assigning scores from 1 to 300.  Severn has consistently displayed exceptional performance in this rating as well.

Founded in 1946, Severn Savings Bank, FSB is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets exceeding $900 million and four branches located in Annapolis, Edgewater and Glen Burnie.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.
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